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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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                         D&K HEALTHCARE RESOURCES, INC.
                    COMPLETES ACQUISITION OF JEWETT DRUG CO.
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ST. LOUIS, MISSOURI - JUNE 1, 1999 - D&K Healthcare Resources, Inc. (NASDAQ:
DKWD) announced today that it has successfully completed its acquisition of privately held Jewett Drug Co. The Company accomplished the acquisition pursuant to a Stock Purchase Agreement dated June 1, 1999 by and between D&K Healthcare Resources, Inc. and Harvey C. Jewett, IV, the sole stockholder of Jewett Drug Co. Under the terms of the acquisition, Jewett received $34 million in a combination of cash and D&K common stock. Pursuant to the acquisition, Jewett Drug Co. has become a wholly owned subsidiary of D&K Healthcare Resources, Inc. and is operated under its own name from existing facilities. D&K expects Mr. Jewett to join its Board of Directors and remain as Chairman of Jewett Drug Co. Jim Erickson will remain as President and Chief Executive Officer of Jewett Drug Co.

D&K Healthcare Resources, Inc. also reported today that it has entered into an Amended and Restated Loan and Security Agreement with Fleet Capital Corporation pursuant to which the revolving loan facility was increased from $75,000,000 to $95,000,000.

Jewett Drug Co., based in Aberdeen, South Dakota, provides comprehensive pharmaceutical distribution services to more than 250 outlets throughout the Upper Midwest and Great Plains Region and a mail-order pharmacy program owned by CIGNA. For the last twelve months, Jewett Drug Co. had revenues of $263 million, positioning it among the twenty largest U.S. pharmaceutical distributors. In business for 116 years, it has approximately 60 employees.

"The addition of Jewett Drug Co. furthers our ongoing strategy of expanding into new geographic markets, increasing penetration of existing markets and achieving a more balanced sales mix," said J. Hord Armstrong, III, Chairman and CEO of D&K Healthcare Resources, Inc. "D&K will achieve further efficiencies while significantly growing our market share in the Upper Midwest and the Great Plains area."

Harvey C. Jewett, IV remarked, "We at Jewett Drug Co. are excited by the transaction. Our customers should know they will continue working with the same people and at the same locations as before. We believe that this transaction will provide our customers with a broader base of supply and added programs. The exceptional relationships and services we have established with and for our customers during the past 115 years shall continue unchanged."


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This transaction is expected to be accretive to earnings in the first full year without considering potential synergies.

D&K Healthcare Resources, Inc., of St. Louis, Missouri, is a full-service regional wholesale drug distributor supplying customers from facilities in Lexington, Kentucky; Minneapolis, Minnesota; Cape Girardeau, Missouri; and Aberdeen, South Dakota. D&K owns a 50 percent interest in Pharmaceutical Buyers, Inc., of Boulder, Colorado, one of the nation's leading alternate site group purchasing organizations. D&K also invites all interested parties to visit its Web site at http://www.dkwd.com.

The forward-looking statements contained in this news release are inherently subject to risks and uncertainties. D&K's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical drug distribution industry, the evolving business and regulatory environment of the healthcare industry in which D&K operates and other factors set forth in reports and other documents filed by D&K with the Securities and Exchange Commission from time to time.

FOR MORE INFORMATION, PLEASE CONTACT:
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Pia P. Koster, Investor Relations
(314) 727-3485
pkoster@dkmail.com